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                                                                Exhibit A-2


                            J & J SECURITIES LIMITED

                       STATEMENTS OF FINANCIAL CONDITION

                                                                SEPTEMBER 30,
                                                          --------------------------    MARCH 31,
                                                   NOTE       1994          1995          1996
                                                   ----   ------------   -----------   -----------
                                                                  (AUDITED)            (UNAUDITED)
ASSETS
Cash at bank and in hand.........................         $  3,778,941   $ 1,401,175   $     7,343
Mortgage loans held for investment, net..........    5      48,950,652    46,657,205    48,839,093
Fixed assets net of accumulated depreciation.....    4         177,563       332,414       318,613
Other assets.....................................               72,047       106,870       108,421
                                                          ------------   -----------   -----------
          Total assets...........................         $ 52,979,203   $48,497,664   $49,273,470
                                                          ============   ===========   ===========
LIABILITIES
Bank loans and overdrafts........................         $ 12,300,600   $12,345,060   $ 5,461,951
Other creditors and accrued expenses.............              649,224       781,243       809,547
Deferred taxation................................                   --            --     2,808,873
Income taxes.....................................                   --            --       619,915
Obligations under hire purchase agreements.......               15,398       100,047       167,761
Bank loan........................................    8      51,358,135    43,804,708    27,477,000
                                                          ------------   -----------   -----------
          Total liabilities......................           64,323,357    57,031,058   $37,345,047
                                                          ------------   -----------   -----------
Commitments and contingencies....................
STOCKHOLDERS' EQUITY
Common stock: 1,000 shares issued and
  outstanding, $1.50 par value per share.........                1,496         1,496         1,496
Retained earnings/(deficit)......................          (12,268,882)   (9,404,324)   11,118,060
Cumulative translation adjustment................              923,232       869,434       808,867
                                                          ------------   -----------   -----------
     Total stockholders' equity..................          (11,344,154)   (8,533,394)   11,928,423
                                                          ------------   -----------   -----------
          Total liabilities and stockholders'
            equity...............................         $ 52,979,203   $48,497,664   $49,273,470
                                                          ============   ===========   ===========
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                See accompanying notes to financial statements.